UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 20, 2008 (August 19, 2008)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

• Written communications pursuant to Rule 425 under the Securities Act
• Soliciting material pursuant to Rule 14a-12 under the Exchange Act
• Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
• Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1: Registrant’s Business and Operations

Item 1.01.    Entry into a Material Definitive Agreement

On August 19, 2008, U.S. Energy Corp. (“USE”) and Thompson Creek Metals Company USA (“TCM”), a Colorado corporation headquartered in Englewood, Colorado, entered into an Exploration, Development and Mine Operating Agreement for USE’s Lucky Jack molybdenum property (“Property”) in Gunnison County, Colorado.

The Agreement covers two distinct periods of time:  The Option Period, during which TCM may exercise an option (“the Option”) to acquire up to a 50% interest in the Property; and the Joint Venture Period, during which TCM will form a joint venture with USE and also have an option to acquire up to an additional 25% interest in the Property.

The Option Period:

TCM has paid $500,000 (not refundable) to USE and will pay USE six annual payments of $1.0 million each beginning on January 1, 2009 for the Option.

The Option is exercisable in two stages:

First Stage - For 15%.  At TCM’s election within 36 months of incurring a minimum of $15,000,000 in expenditures on or related to the Property (including the option payments to USE), TCM may acquire an undivided working interest of 15% in the Property and the business of the project.

Option Payments to USE or Expenditure Amount, and Deadline*

$500,000	Option Payment	At Closing
$2,000,000	Expenditures	December 31, 2008
$1,000,000	Option Payment	January 1, 2009
$4,000,000	Expenditures	December 31, 2009
$1,000,000	Option Payment	January 1, 2010
$4,000,000	Expenditures	December 31, 2010
$1,000,000	Option Payment	January 1, 2011
$1,500,000	Expenditures	June 30, 2011
$15,000,000

Costs to operate the existing water treatment plant will be paid for by USE during the First Stage of the option period.

Second Stage - For an Additional 35%.  If by July 31, 2018, TCM has incurred a total of at least $43,500,000 of expenditures (including amounts during the first stage) and paid USE the $6,500,000 of option payments (for a total of $50,000,000), TCM may elect to acquire an additional 35% (for a total of 50% after it exercised the first stage option for 15%).  None of the interests acquired by TCM will be subject to any overriding royalty by USE.

Failure by TCM to incur the required amount of expenditures by a deadline, or make an Option Payment to USE, will terminate the Agreement without further obligation to USE.  TCM may terminate the Agreement at any time, but if earned and elected to accept, TCM will retain the 15% interest and be responsible for that share of all costs and expenses related to the Property.

The Joint Venture Period; Joint Venture Terms:

Within six months of TCM’s election to acquire the 50% interest, TCM in its sole discretion shall elect to form a Joint Venture and either: (i) participate on a 50%-50%  basis with USE, each party to bear their own share of expenditures from formation date; or (ii) acquire up to an additional 25% interest in project by paying 100% of all expenditures equal to $350,000,000 (for a total of $400,000,000, including the $50,000,000 to earn the 50% interest in the second stage of the Option Period), at which point the participation would be 75% TCM and 25% USE.  Provided however, if TCM makes expenditures of at least $70 million of the $350 million in expenditures and TCM decides not to fund the additional $210 million in expenditures, TCM will have earned an additional 2.5% (for a total of 52.5%).  Thereafter, TCM will earn an incremental added percentage interest for each dollar it spends toward the total $350,000,000 amount.

At any time before incurring the entire $350,000,000, TCM in its sole discretion may determine to cease funding 100% of expenditures, in which event USE and TCM then would share expenditures in accordance with their participation interests at that date, in accordance with the Joint Venture.  With certain exceptions, either party’s interest is subject to dilution in the event of non-participation in funding the Joint Venture’s budgets.

Management of the Property

TCM will be the Project Manager of the Property.  A four person Management Committee will govern the Joint Venture’s operations, with two representatives each from USE and TCM; TCM shall have the deciding vote in the event of a committee deadlock.

When the Property goes into production, TCM will purchase USE’s share of the molybdic oxide produced from the Property at an average price as published in Platt’s Metals Weekly price less a discount with a cap and a floor, such discount band to be adjusted every 5 years indexed to GDP deflator.

Section 9.   Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: August 20, 2008	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO